EXHIBIT 99.1

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Laurel Moody

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Corporate Profile, LLC

SpendSmart To Acquire Fast Growing & Profitable Mobile Marketing Company:

SMS Masterminds

Strategic acquisition brings a powerful combination of marketing, loyalty and payment systems to consumers and small-medium business markets

Des Moines, IA - October 16, 2013 – The SpendSmart Payments Company (OTCBB: SSPC), a provider of prepaid payment programs, announced today it has agreed to acquire SMS Masterminds (“SMS Masterminds”), an innovator in the rapidly growing mobile marketing industry. SMS Masterminds provides SMS-based Mobile Loyalty Solutions primarily to small and medium sized businesses, addressing a worldwide mobile advertising market forecast to reach $11.3 billion in 2014, according to eMarketer.

SMS Masterminds’ multiple revenue streams include mobile commerce services, an excellent strategic fit for SpendSmart in the payments space. SMS Masterminds also has installed loyalty tablets at retail locations across the U.S., with plans to expand their nationwide rollout significantly in 2014. SpendSmart will leverage SMS Masterminds’ retail merchant network to promote existing and new prepaid card programs. The combined entities will also be positioned to market its portfolio of prepaid card solutions to the 1.2 million customers currently signed up for SMS Masterminds’ mobile loyalty programs.

SMS Masterminds has been profitable every year since inception. In 2013, its first year of eligibility, SMS Masterminds ranked No. 731 on the 2013 Inc. 500|5000 list of fastest growing companies in America and ranked No. 66 on the list of Top Software Companies on the Inc. 500|5000.

“As mobile’s share of advertising budgets, customer relationship management, and e-commerce continues to grow, mobile has become a critical channel coupling marketing and payments for goods and services. This acquisition completes our ability to deliver a suite of products, services and marketing channels to both sides of the payments cycle - cardholders and merchants. It inherently points to a significant opportunity for SpendSmart where mobile marketing, loyalty and payment solutions intersect,” stated Bill Hernandez, President of The SpendSmart Payments Company. “We see an excellent long term opportunity where SpendSmart can be a key segment player in mobile marketing, loyalty and commerce. In the immediate and near term, we believe there are a broad range of benefits to our Company as a result of this acquisition including high-margin recurring revenues and the opportunity to offer our SpendSmart cards to SMS Masterminds’ 1.2 million subscribers as well as driving additional in-store sales and customer loyalty for SMS merchants.”

SMS Masterminds’ CEO Alex Minicucci commented, “We have profitably grown SMS Masterminds to a point where our company is ready to broaden our offering and our reach. As part of The SpendSmart Payments Company, we are creating synergies that we believe will further accelerate our growth rate. Mobile marketing is evolving into mobile commerce, which inherently calls for the integration of payment systems. Our entire team is very excited to capitalize on new market opportunities as part of The SpendSmart Payments Company.”

The closing of the asset purchase agreement is contingent upon the customary closing conditions, including, but not limited to the completion of due diligence.

For further information on the acquisition, please refer to the Company’s Form 8K filed with the Securities and Exchange Commission.

For more information, please visit: www.spendsmartcard.com

About The SpendSmart Payments Company

The SpendSmart Payments Company, Inc. (Ticker:SSPC) is making money smarter. The Company is expanding its prepaid debit card services from issuing its own cards to select user demographic segments, to the providing SpendSmart Program Manager services to third-party card issuers. The Company’s primary product, the SpendSmart Prepaid MasterCard for teens, offers resources to families with teens who want to learn responsible spending habits. The SpendSmart card provides its users with modern methods of developing financial literacy, centered around a card solution for parents who aim to guide their teens in making sensible, economic choices. The card helps open the lines of communication between parent and teen by tracking spending in real time and, ultimately, creates teachable moments around smart spending habits. For more information, please explore www.spendsmartcard.com.

Safe Harbor Statement

Certain statements contained in this press release are "forward-looking statements" within the meaning of federal securities laws, including, without limitation, anything relating or referring to future financial results and planned business activities. Such statements are inherently subject to risks and uncertainties, which include, without limitation, those in Company reports filed with the SEC. The Company can give no assurance that such expectations will prove correct. Future events and actual results could differ materially from those statements.

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